Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations
(718) 709-2202
ir@jetblue.com

Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE AIRWAYS REPORTS JANUARY TRAFFIC

NEW YORK (February 10, 2012) — JetBlue Airways Corporation [NASDAQ: JBLU] reported its preliminary traffic results for January 2012. Traffic in January increased 13.3 percent from January 2011, on a capacity increase of 12.3 percent.

Load factor for January 2012 was 80.7 percent, an increase of 0.7 points from January 2011. JetBlue’s preliminary completion factor was 99.7 percent and its on-time (1) performance was 81.1 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of January increased 10 percent year over year. For the month of February, PRASM is expected to increase between seven and eight percent year over year.

JETBLUE AIRWAYS TRAFFIC RESULTS

	January 2012	January 2011	% Change
Revenue passenger miles (000)	2,508,931	2,214,550	13.3%
Available seat miles (000)	3,107,654	2,767,970	12.3%
Load factor	80.7%	80.0%	0.7	pts
Revenue passengers	2,164,187	1,914,383	13.0%
Departures	20,653	18,479	11.8%
Average stage length	1,076	1,074	0.2%

(1)	The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.

JetBlue is New York’s Hometown Airline ™ with other focus cities in Boston, Fort Lauderdale, Los Angeles, and Orlando. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline and super-spacious Even More Space seats. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 70 cities with 700 daily flights and plans to begin service to Dallas/Fort Worth, Texas in May 2012. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2010 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.